EXHIBIT 10.1

EXECUTION COPY

AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of May 6, 2015, by and among Furmanite Corporation (the “Company”) and the entities and natural persons listed on Exhibit A hereto and their respective Affiliates and Associates (collectively, “Mustang”) (each of the Company and Mustang, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, the Company and Mustang have engaged in discussions and communications concerning the Company’s business, financial performance and strategic plans;
WHEREAS, Mustang is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 1,451,100 shares, or approximately 3.84% percent, of the Common Stock of the Company issued and outstanding on the date of this Agreement;
WHEREAS, Mustang has filed a proxy statement dated March 23, 2015 (the “Mustang Proxy Statement”) and submitted a nomination letter to the Company on November 25, 2014, as supplemented and amended by a subsequent nomination letter dated February 26, 2015 (together, the “Nomination Letter”) indicating its intention to nominate director candidates to be elected to the Company’s board of directors (the “Board”) at the 2015 annual meeting of stockholders of the Company (the “2015 Annual Meeting”); and
WHEREAS, the Company and Mustang have determined to come to an agreement with respect to the appointment by the Board of three new directors, the election of members of the Board at the 2015 Annual Meeting, certain matters related to the 2015 Annual Meeting and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
Section 1.Board Matters; Board Appointments; 2015 Annual Meeting.
(a)    The Company agrees that the Board and all applicable committees of the Board shall, effective as of the date of this Agreement, take all necessary actions to increase the size of the Board to seven (7) members and appoint to the Board the following three individuals: Mr. Jeffery G. Davis (“Mr. Davis”), Mr. David E. Fanta (“Mr. Fanta”), and John K.H. Linnartz (“Mr. Linnartz,” and with Messrs. Davis and Fanta, the “New Appointees”).

(b)    The Company agrees that the Board shall nominate the following seven individuals for election to the Board at the 2015 Annual Meeting: each New Appointee and Kathleen G. Cochran, Kevin R. Jost, Joseph E. Milliron, and Ralph J. Patitucci.
(c)    The Company agrees that, promptly after the date of this Agreement, the Board shall appoint at least one New Appointee or a Mustang Replacement Director to each committee of the Board. At all times during the Standstill Period (as defined below), each committee of the Board shall have at least one member that is one of the New Appointees or a Mustang Replacement Director (as defined below). If any of the New Appointees or any Mustang Replacement Director serving as a member of a Board committee is unable to serve as a member of such Board committee, resigns as a member of such Board committee or is removed as a member of such Board committee prior to the end of the Standstill Period, the Company agrees that the Board shall promptly appoint one of the other New Appointees or a Mustang Replacement Director to fill the resulting vacancy on such Board committee.
(d)    The New Appointees, in addition to all current directors, will be required to: (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board; (ii) keep confidential all Company confidential information and to not disclose to any third parties discussions or matters considered in meetings of the Board or Board committees; and (iii) complete the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation (including a representation agreement) required by the Company in connection with the election of all Board members.
(e)    Upon the execution of this Agreement and the appointment of the New Appointees, Mustang irrevocably withdraws the Mustang Proxy Statement and the Nomination Letter and Mustang and each of the New Appointees agrees not to (i) nominate any person for election at the 2015 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2015 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2015 Annual Meeting, directly or indirectly, and shall not permit any of its Affiliates or Associates to do any of the items in this Section 1(e). Mustang and each of the New Appointees agree that it will not publicly or privately encourage or support any other stockholder or person to take any of the actions described in this Section 1(e).
(f)    The Company agrees that it will recommend the election of the New Appointees at the 2015 Annual Meeting and will support and solicit proxies for the election of the New Appointees at the 2015 Annual Meeting in the same manner as the incumbent members of the Board.
(g)    The Company agrees that if any of the New Appointees or any Mustang Replacement Director (as defined below) is unwilling or unable to serve as a director, resigns as a director or is removed as a director prior to the end of the Standstill Period (as defined below), and at such time Mustang beneficially owns in the aggregate at least the lesser of 2.75% of the Company’s then outstanding Common Stock and 1,038,766 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Level”), the Company shall appoint a substitute person proposed by

Mustang to fill the resulting vacancy, which person shall (i) be independent of Mustang, (ii) qualify as “independent” pursuant to NYSE listing standards, and (iii) have relevant financial and business experience. The appointment of any such person to the Board will be subject to the approval of the Nominating and Governance Committee (the “Governance Committee”) after exercising its fiduciary duties in good faith, which approval shall not be unreasonably withheld (any such replacement nominee appointed in accordance with the terms of this Section 1(g) shall be referred to as a “Mustang Replacement Director”). In the event the Governance Committee does not accept a substitute person recommended by Mustang, Mustang will have the right to successively recommend additional substitute person(s), who will also be independent of Mustang, qualify as “independent” pursuant to NYSE listing standards, and have relevant financial and business experience, and whose appointment shall be subject to the approval of the Governance Committee after exercising its fiduciary duties in good faith, which approval shall not be unreasonably withheld. Upon the acceptance of a Mustang Replacement Director nominee by the Governance Committee, the Board will appoint such Mustang Replacement Director to the Board no later than two (2) business days after the Governance Committee recommendation of such Mustang Replacement Director.
(h)    Mustang agrees that if any member of the Board other than a New Appointee or a Mustang Replacement Director is unwilling or unable to serve as a director, resigns as a director or is removed as a director prior to the end of the Standstill Period, the members of the Board other than the New Appointees and the Mustang Replacement Directors shall be entitled to appoint a substitute person to fill the resulting vacancy, subject to the reasonable approval of Mustang, which approval shall not be unreasonably withheld (any such replacement nominee appointed in accordance with the terms of this Section 1(h) shall be referred to as a “Company Replacement Director”). In the event Mustang does not give its approval of such substitute person recommended pursuant to this Section 1(h), the members of the Board other than the New Appointees and the Mustang Replacement Directors will have the right to successively recommend additional substitute person(s), subject to the reasonable approval of Mustang, which approval shall not be unreasonably withheld. Upon the acceptance of a Company Replacement Director nominee by Mustang, the Board will appoint such Company Replacement Director to the Board no later than two (2) business days after the consent of Mustang has been obtained.
(i)    Mustang agrees to appear in person or by proxy at the 2015 Annual Meeting and vote all shares of Common Stock beneficially owned by it in favor of the election of each of the Company’s nominees for election to the Board as specified in Section 1(b), subject to Sections 1(g) and 1(h).
(j)    Mustang agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement; provided however, for purposes of this Agreement, the term “Associate” shall only include Associates that are controlled (as such term is defined in Rule 12b-2 of the Exchange Act) by Mustang.

(k)    The Company shall cancel the 2015 Annual Meeting scheduled to be held on May 7, 2015 and shall hold the 2015 Annual Meeting no later than June 30, 2015, unless otherwise agreed to by the New Appointees.
(l)    The Board, within three (3) business days following the date of this Agreement, shall form a special transaction committee (the “Transaction Committee”) to oversee any sale process involving the Company, to evaluate the proposal received by the Company dated May 3, 2015 (the “Acquisition Proposal”) and any other alternative transaction proposals received by the Company and make recommendations to the full Board with respect thereto, which committee shall consist of Messrs. Milliron, Fanta, and Jost.
(m)    The Company shall, from and after the date of this Agreement, cause the New Appointees to be covered by the same indemnification and insurance provisions (including, without limitation, an Indemnity Agreement in the form entered into with the incumbent directors and filed as Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on December 29, 2014) and coverage as are applicable to the individuals that are currently directors of the Company.
(n)    Mustang shall cause Mr. Linnartz to promptly, within one (1) business day from the date hereof, cause a voluntary notice of dismissal with prejudice to be signed and filed with respect to the matter captioned Linnartz v. Furmanite Corporation et al., (the “Litigation”) filed in the Court of Chancery of the State of Delaware (the “Court”) and, immediately upon execution of this Agreement, notify the Court that this Agreement has been executed and the matter settled by the parties hereto.
(o)    The Company agrees that, prior to the 2016 Annual Meeting, (i) the size of the Board will not be increased to more than seven (7) members or decreased if such decrease would require the resignation of one or more of the New Appointees or Replacement Mustang Directors, (ii) the size of the Transaction Committee will not be increased to more than three (3) members or decreased if such decrease would require the resignation of Mr. Fanta, or (iii) the size of any other committee of the Board will not be decreased if such decrease would require the resignation of any New Appointee or Mustang Replacement Director, in each case without the prior written consent of Mustang.
(p)    The New Appointees will receive the same compensation and equity awards as the other independent directors. In furtherance of the foregoing, promptly after the appointment of the New Appointees in accordance with Section 1(a), the Board shall (I) grant the New Appointees an initial equity grant in the amount of 10,000 shares of restricted Common Stock, and beginning in 2016 all independent directors shall be entitled to receive the same level of discretionary equity awards, historically in the amount of 8,000 to 10,000 shares of restricted Common Stock, and (II) pay the New Appointees the initial quarterly portion of their annual cash compensation for service as members of the Board in the amount of $18,750, and then quarterly thereafter on the same schedule as the other independent directors. All such equity and cash compensation is to be granted and paid on the same terms and in the same amount as those granted and paid to existing independent directors for service on the Board and committees of the Board. The New Appointees and Mustang Replacement Directors shall be entitled to no less than one full year of equity and cash compensation in the event an Extraordinary Transaction (as defined below) occurs prior to the one year anniversary of their appointment to the Board. Incumbent Directors have not yet received any 2015 equity awards and on the date of this Agreement they will be awarded 10,000 restricted shares of Common Stock on the same terms as previous awards in respect of the 2015 annual grant.
(q)    No later than 150 days prior to the anniversary of the 2015 Annual Meeting, the Company shall notify Mustang if the Governance Committee determines to not nominate any of the New Appointees or Mustang Replacement Directors for election at the 2016 Annual Meeting.
Section 2.    Standstill Provisions. Mustang and the New Appointees agree that, from the date of this Agreement until the earliest of (a) the date that is one hundred thirty-five (135) days prior to the first anniversary of the 2015 Annual Meeting, (b) in the event that the Company amends its bylaws to include advance notification provisions, the date that is forty-five (45) days prior to the last day on which notice of a stockholder’s intent to make director nominations at or bring other business before the Company’s 2016 Annual Meeting must be submitted pursuant to such amended bylaws, (c) the date that is sixty (60) days prior to the scheduled date of the 2016 Annual Meeting and (d) the date that is five (5) days after the date, if any, that Mustang provides written notice in good faith to the Company that the Company has materially breached this Agreement (specifying the relevant acts), except that if such material breach can be cured, the Company shall have five (5) business days after the date of such written notice within which to cure its material breach and this clause (d) shall not apply in the event of such cure, (the “Standstill Period”), neither they nor any of their Affiliates or Associates will, and they will cause each of their Affiliates and Associates not to, directly or indirectly, in any manner:
(i)    engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;
(ii)    form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A or their Affiliates or Associates, but does not include any other entities or persons not identified on Exhibit A or their Affiliates or Associates as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate or Associate of Mustang to join the “group” following the execution of this Agreement, so long as any such Affiliate or Associate agrees to be bound by the terms and conditions of this Agreement;
(iii)    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Affiliates, Associates or members of Mustang and otherwise in accordance with this Agreement;
(iv)    seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors; provided, however, that nothing in this Agreement shall prevent Mustang or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2016 Annual Meeting so long as such actions do not create a public disclosure obligation for Mustang and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Mustang’s normal practices in the circumstances;
(v)     (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Mustang and the Company, or (C) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition or other business combination with respect to the Company by such third party prior to such proposal becoming public;
(vi)    seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1;
(vii)    seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or
(viii)    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.
Notwithstanding the foregoing or the last sentence of Section 5, nothing in this Agreement shall prohibit or restrict any New Appointee or Mustang Replacement Director, or any of their Affiliates or Associates, as applicable, from: (A) exercising his or her rights and fiduciary duties as a director of the Company, to the extent applicable, (B) except as provided otherwise in this Agreement, voting all of his, her or its voting securities of the Company in his, her or its discretion, (C) communicating privately with the Board or any of the Company’s officers regarding any matter so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, or (D) subject to Section 13, making any public statement or announcement with respect to (i) any extraordinary corporate transaction involving the Company or any of its Affiliates, including, a change of control transaction, merger, reorganization, recapitalization, extraordinary dividend, liquidation or sale or transfer of all or substantially all the Company’s assets or any other transaction the result of which is that the holders of the Common Stock of the Company immediately prior to the consummation of such transaction would cease to own at least a majority of the issued and outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company) (an "Extraordinary Transaction"), (ii) adoption of a shareholder rights plan, (iii) amendments to the Company’s articles of incorporation or bylaws that materially diminish shareholder rights relative to the rights shareholders have with respect to the Company as of the date hereof, (iv) new or amended equity incentive compensation plans submitted for shareholder approval, (v) any other matter that materially restricts rights of shareholders or (vi) any issuance of securities of the Company, proposed by the Company that requires a vote of the shareholders and that is publicly announced by the Company after the date of this Agreement.
Section 3.    Representations and Warranties of the Company. The Company represents and warrants to Mustang that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
Section 4.    Representations and Warranties of Mustang and the New Appointees. Each of the persons or entities listed on Exhibit A, severally and not jointly, represents and warrants to the Company solely as to itself that (a) the authorized signatory of each such person or entity listed on Exhibit A and set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by each such person or entity, and is a valid and binding obligation of each such person or entity, enforceable against each such person or entity in accordance with its terms, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Mustang as currently in effect, (d) the execution, delivery and performance of this Agreement by each such person or entity does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to each such person or entity, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (e) as of the date of this Agreement, (i) each such person or entity is deemed to beneficially own in the aggregate the number of shares of Common Stock set forth opposite his or its name on Exhibit A and (ii) each such person or entity does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event)) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement). Each of the New Appointees represents solely as to himself, severally and not jointly, that they qualify as “independent” pursuant to NYSE listing standards with respect to the Company.

Section 5.     Press Release. On or before 9:00 a.m., New York City time, on the first Business Day following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) in the form attached as Exhibit B and including an announcement that the Board has retained Lazard Frères & Co. to assist the Board and the Transaction Committee in the evaluation of the Acquisition Proposal and any alternative transaction proposals received by the Company, and the Company shall file a Current Report on Form 8-K with the SEC disclosing and attaching as exhibits this Agreement and the Press Release. Prior to the issuance of the Press Release, neither the Company nor Mustang shall issue any press release or public announcement or public statement regarding this Agreement without the prior written consent of the other Party. Until the 2015 Annual Meeting, neither the Company nor Mustang nor the New Appointees shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange, in accordance with the terms of this Agreement, or with the prior written consent of the other Party.
Section 6.    Specific Performance. Each of Mustang and the New Appointees, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Mustang and the New Appointees, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.
Section 7.    Expenses. The Company shall reimburse Mustang for its documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2015 Annual Meeting and the negotiation and execution of this Agreement, within five (5) business days of Mustang providing documentation for such fees and expenses to the Company; provided that such reimbursement shall not exceed five hundred and seventy five thousand dollars ($575,000) in the aggregate.
Section 8.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their respective best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
Section 9.    Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company:
Furmanite Corporation
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
Attention: William Fry
Telephone: (713) 634-7742
Facsimile:    281-668-5000

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David A. Katz, Esq.
Telephone: (212) 403-1000
Facsimile: (212) 403-2000

If to Mustang or any member thereof or any New Appointee:
Mustang Capital Management, LLC
1506 McDuffie Street
Houston, Texas 77019
Telephone: (713) 520-0911
Facsimile: (713) 630-0315

with a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Avenue

New York, NY 10022
Attention: Marc Weingarten, Esq.
Eleazer Klein, Esq.
Telephone: (212) 756-2000
Facsimile: (212) 593-5955

Section 10.    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 11.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
Section 12.    Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries. This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Mustang, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of Mustang to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Mustang, the prior written consent of the Company, and with respect to the Company, the prior written consent of Mustang. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.
Section 13.    Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 13, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, agents, attorneys or representatives or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services, or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, agents, attorneys or representatives. For purposes of this Section 13, no actions taken by any director, agent or other representative of a Party in any capacity other than as a representative of, and at the direction of, such Party will be covered by this Section 13.
Section 14.    Mutual Release.
(a)    The Company, on the one hand, and Mustang and the New Appointees, on the other hand, on behalf of themselves and for all of their past and present affiliated, associated, related, parent and subsidiary entities, joint ventures and partnerships, successors, assigns, and the respective owners, officers, directors, partners, members, managers, principals, parents, subsidiaries, predecessor entities, agents, representatives, employees, shareholders, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any said person or entity, security holders of any said person or entity, and any other person claiming (now or in the future) through or on behalf of any of said persons or entities (collectively “Released Persons”), irrevocably and unconditionally release, settle, acquit and forever discharge the other and all of their Released Persons, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, whether known or unknown, suspected or unsuspected, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction (the “Claims”), which have arisen, could have arisen, arise now, or hereafter may arise out of or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, arising out of, set forth in or otherwise related in any way to the Litigation, the nomination of candidates for election to the Board at the 2015 Annual Meeting by Mustang, the Company’s nomination of directors for election to the Board at the 2015 Annual Meeting (including nominations with respect to persons that have been withdrawn), the scheduling of the 2015 Annual Meeting or any postponement thereof, or the proxy contest with respect to the 2015 Annual Meeting (collectively, the “Released Claims”); provided, however, this release and waiver of Claims shall not include claims to enforce the terms of this Agreement.
(b)    The Parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims. The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a party or parties. It is nonetheless the intent of the parties to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the releases shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims only, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims which the Parties do not know or suspect to exist in their favor at the time of executing the release, which if known by the parties might have affected the Parties’ settlement. The Parties acknowledge and agree that the inclusion of this Section 14 was separately bargained for and is a material term of this Agreement.
Section 15.    Interpretation and Construction.  Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “including” shall be deemed to mean “including without limitation” in all instances.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
FURMANITE CORPORATION

By:	/s/ Joseph E. Milliron
	Name:	Joseph E. Milliron
	Title:	Chief Executive Officer
MUSTANG CAPITAL MANAGEMENT, LLC

By:	/s/ John K.H. Linnartz
	Name:	John K.H. Linnartz
	Title:	Managing Member

/s/ John K.H. Linnartz
John K.H. Linnartz

Agreed and acknowledged, solely for purposes of the applicable provisions relating to such New Appointee in Section 1(d), Section 1(e), Section 2, Section 4, Section 5, Section 6 and Section 14.

/s/ Jeffery G. Davis
Jeffery G. Davis

/s/ David E. Fanta
David E. Fanta

[Signature Page to Agreement]

EXHIBIT A
MUSTANG

Name	Shares of Common Stock Beneficially Owned
Mustang Capital Management, LLC	1,239,000
John K.H. Linnartz	1,451,100

EXHIBIT B
PRESS RELEASE
[See Attached]
[See Exhibit 99.1]